EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Nine Months Ended September 30,
(dollars in thousands)	2010	2011	2012	2013	2014	2014	2015
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$32,976	$112,203	$185,912	$102,245	$384,213	$275,754	$512,132
Fixed charges	134,905	290,240	359,947	460,918	485,762	362,891	367,673
Capitalized interest	(20,792)	(13,164)	(9,777)	(6,700)	(7,150)	(5,084)	(6,311)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,945	13,905	11,395	4,142	2,427	2,527	(291)
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(357)	4,894	2,415	6,770	(147)	1,339	(4,666)
Earnings	$160,677	$408,078	$549,892	$567,375	$865,105	$637,427	$868,537

Fixed charges:
Interest expense(1)	$128,058	$290,981	$361,565	$458,360	$481,039	$360,334	$361,071
Capitalized interest	20,792	13,164	9,777	6,700	7,150	5,084	6,311
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,945)	(13,905)	(11,395)	(4,142)	(2,427)	(2,527)	291
Fixed charges	$134,905	$290,240	$359,947	$460,918	$485,762	$362,891	$367,673

Consolidated ratio of earnings to fixed charges	1.19	1.41	1.53	1.23	1.78	1.76	2.36

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$32,976	$112,203	$185,912	$102,245	$384,213	$275,754	$512,132
Fixed charges	134,905	290,240	359,947	460,918	485,762	362,891	367,673
Capitalized interest	(20,792)	(13,164)	(9,777)	(6,700)	(7,150)	(5,084)	(6,311)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,945	13,905	11,395	4,142	2,427	2,527	(291)
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(357)	4,894	2,415	6,770	(147)	1,339	(4,666)
Earnings	$160,677	$408,078	$549,892	$567,375	$865,105	$637,427	$868,537

Fixed charges:
Interest expense(1)	$128,058	$290,981	$361,565	$458,360	$481,039	$360,334	$361,071
Capitalized interest	20,792	13,164	9,777	6,700	7,150	5,084	6,311
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,945)	(13,905)	(11,395)	(4,142)	(2,427)	(2,527)	291
Fixed charges	134,905	290,240	359,947	460,918	485,762	362,891	367,673
Preferred stock dividends	21,645	60,502	69,129	66,336	65,408	49,057	49,055
Combined fixed charges and preferred stock dividends	$156,550	$350,742	$429,076	$527,254	$551,170	$411,948	$416,728

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.03	1.16	1.28	1.08	1.57	1.55	2.08

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.